Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (the "Fifth Amendment") is made and entered into as of the 5th day of MARCH 2008, by and between CANTERBURY HALL IC, LLC, a Delaware limited liability company ("Landlord") [successor-in-interest to Petula Associates, Ltd., an Iowa corporation ("Petula") and Principal Life Insurance Company, an Iowa corporation ("Principal") as tenants-in-common (collectively, "Petula/Principal")] and CLINFORCE, INC., a Delaware corporation ("Tenant") [successor by name change to Clinical Trials Support Services, Inc., a North Carolina corporation ("CTSS")],

WITNESSETH:

A.

Petula/Principal and CTSS entered into a Lease dated as of November 3, 1999 (as amended, the "Existing Lease") for certain premises known as Suites 240 and 206 consisting of approximately 8,080 rentable square feet of space (the "Original Premises") in that certain building known as Canterbury Hall (the "Building") located at 4815 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B.

Pursuant to that certain First Amendment to Lease dated December 20, 1999, between Petula/Principal and CTSS, the Original Premises was expanded to include approximately 4,664 rentable square feet of space, creating the "Combined Premises" containing approximately 12,744 rentable square feet as more particularly described in the First Amendment.

C.

Pursuant to that certain Second Amendment to Lease dated October 10, 2003, between Landlord (as successor-in-interest to Petula/Principal) and Tenant (as successor by name change to CTSS), (i) the Combined Premises was further expanded to include an additional 8,656 rentable square feet designated as the First Floor Expansion Space, the Second Floor Expansion Space and the 2004 Expansion Space (collectively, the "Expansion Space"), all as more particularly described in said Second Amendment, and (ii) the term of the Lease was extended for a period often (10) years from October 1, 2003 (the "Extension Term"). The Combined Premises and Expansion Space totaling approximately 21,400 rentable square feet are collectively hereinafter referred to as the "Complete Premises."

D.

Pursuant to that certain Third Amendment to Lease dated October 6, 2004, between Landlord and Tenant, the Complete Premises was expanded to include an additional 2,285 rentable square feet of additional space (the "Additional Second Floor Expansion Space"), creating the "Revised Complete Premises" totaling 23,685 rentable square feet, all as more particularly described in said Third Amendment.

E.

Pursuant to that certain Fourth Amendment to Lease dated December 15, 2005 between Landlord and Tenant, the Revised Complete Premises was expanded to include an additional 10,950 rentable square feet of additional space on the third floor of the Building (the "2006 Expansion Space") redefining the "Revised Complete Premises" to be a total of 34,635 rentable square feet, all as more particularly described in said Fourth Amendment.

F.

Landlord and Tenant desire to further amend the terms of the Existing Lease: (i) to increase the size of the Revised Complete Premises to include an additional 3,216 rentable square feet of additional space on the second floor of the Building as more particularly shown on Exhibit A-7 attached hereto (the "2008 Expansion Space"), and (ii) to modify certain other terms and conditions of the Existing Lease, For purposes hereof, the Existing Lease as amended by this Fifth Amendment is referred to as the "Lease." All capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Lease.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1.

Recitals. The recitals shall forma part of this Fifth Amendment.

2.

Contingency. This Fifth Amendment is contingent upon Landlord securing from the existing tenant of Suite 200 of the Building a satisfactory termination of the current lease for Suite 200.

3.

Term. Notwithstanding anything in the Lease to the contrary, the Term of the Lease with respect to the 2008 Expansion Space shall commence on the 2008 Expansion Space Commencement Date (as hereinafter defined in Section 4), and shall expire on September 30, 2013, conterminously with the Extension Term applicable to the Complete Premises.

4.

Premises. Effective as of the earlier of: (i) the date Tenant, or any person occupying any portion of the 2008 Expansion Space with Tenant's permission, commences business operations from the 2008 Expansion Space, or (ii) May 1, 2008 (the earlier of said dates being the "2008 Expansion Space Commencement Date") and continuing through the Extension Term of the Lease, the Revised Complete Premises shall be expanded to include the 2008 Expansion Space and the Premises under the Lease shall be redefined to be a total of 37,851 rentable square feet on the first, second and third floors of the Building, all as more particularly described in Exhibit A-7 attached hereto (the "2008 Revised Premises"). Accordingly, as of the 2008 Expansion Space Commencement Date, wherever reference is made in the Lease to the Premises, Revised Premises, Complete Premises, or Revised Complete Premises it shall be deemed to mean the 2008 Revised Premises, and Exhibits A-2, A-3, A-4, A-5, and A-6 to the Lease shall be replaced with Exhibit A-7 attached hereto in order to evidence the location of the 2008 Revised Premises.

5.

Delivery of 2008 Expansion Space.   Landlord shall act in good faith and use diligent efforts to deliver the 2008 Expansion Space to Tenant upfitted in substantial accordance with the Plans (as defined below) on or before May 1, 2008.  Notwithstanding anything contained herein to the contrary, in no event shall Landlord's completion of the improvements in the 2008 Expansion Space be dependent upon, or the 2008 Expansion Space Commencement Date delayed because of, the installation of any special equipment or improvements to the 2008 Expansion Space to be supplied and installed by Tenant.

6.

Tenant Improvements.   Tenant agrees that it currently occupies, and shall continue to occupy, the Revised Complete Premises in its "as is" condition without any further improvements thereto except as otherwise provided herein.    Landlord shall, subject to the terms herein, supervise the construction and installation of the initial improvements in the 2008 Expansion Space (the "2008 Improvements") in accordance with Tenant's plans and specifications for the design, construction, and installation of the 2008 Improvements (the "Plans"), as such plans have been reviewed and approved by Landlord and Tenant, such approval not to be unreasonably withheld.    Landlord shall substantially complete the 2008 Improvements in accordance with said Plans and in a good and workmanlike manner, such substantial completion to be certified by Landlord's engineer.

Landlord shall contribute up to a maximum of Five and 60/100 Dollars ($5.60) per rentable square foot of the 2008 Expansion Space plus the remaining balance of any tenant improvement allowances from the Existing Lease or prior Amendments(which is $35,532.91) (collectively, the "2008 Expansion Allowance") toward only the following costs: (i) any cost of installing the 2008 Improvements on an "as completed" basis which is performed in accordance with the Plans and related to the work to be done for the purpose of preparing the 2008 Expansion Space for Tenant's occupancy and use, (ii) the cost of preparing the Plans, (iii) design costs for architectural, mechanical, plumbing and electrical design, (iv) construction documents and permits, and (v) a construction management fee equal to four percent (4%) of the total cost of constructing the 2008 Improvements to be paid to Landlord; provided, however, in no event shall the 2008 Expansion Allowance be used for any costs associated with Tenant's personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the 2008 Expansion Space, including without limitation, telephone and data cable lines. In the event that either prior to the commencement of the installation of the 2008 Improvements or at any time during or following the installation of the 2008 Improvements, the cost of the 2008 Improvements exceeds the 2008 Expansion Allowance or Tenant requests any change to the aforementioned Plans which has resulted or might result in an increase in the cost of the installation of such 2008 Improvements so that the cost exceeds the 2008 Expansion Allowance, then Tenant shall be exclusively responsible for the payment of such amount and shall promptly deliver the necessary funds to defray such excess cost to Landlord no later than fifteen (15) days after Landlord demands same. Notwithstanding the foregoing, any change order(s) requested by Tenant which will result in an increase in the cost of the construction and installation of the 2008 Improvements shall be agreed to in advance by Landlord and Tenant, and Tenant shall be obligated to pay Landlord an additional construction management fee relative to such change order(s) equal to four percent (4%) of any increase in the cost of the construction and installation of the 2008 Improvements. Any savings or unused portion of the 2008 Expansion Allowance after the 2008 Improvements are completed shall be made available to Tenant for additional permanent improvements to the Revised Complete Premises so long as Tenant utilizes such amounts on or before January 1, 2009 and if not used on or before such date any amounts shall be deemed forfeited.

7.

Rental for Expansion Space. Provided no Tenant default has occurred and is continuing under the Lease, Tenant shall have no obligation to pay Minimum Rental or Additional Rent with respect to the 2008 Expansion Space for the first five (5) months following the 2008 Expansion Space Commencement Date. Beginning as of the 2008 Expansion Space Commencement Date and continuing throughout the Extension Term, Tenant shall pay Minimum Rental with respect to the 2008 Expansion Space as follows:

PERIOD	RATE	MONTHLY RENT	ANNUAL RENT
5/l/08*-9/30/08	$0.00 per r.s.f.	$0.00	N/A
10/1/08-4/30/09	$18.25 per r.s.f.	$4,891.00	N/A
5/1/09-4/30/10	$18.71 per r.s.f.	$5,014.28	$60,171.36
5/1/10-4/30/11	$19.18 per r.s.f.	$5,140.24	$61,682.88
5/1/11-4/30/12	$19.66 per r.s.f.	$5,268.88	$63,226.56
5/1/12-4/30/13	$20.15 per r.s.f.	$5,400.20	$64,802.40
5/1/13-9/30/13	$20.65 per r.s.f.	$5,534.20	$66,410.40

*In the event the 2008 Expansion Space Commencement Date is earlier than May 1, 2008, this rent schedule shall be adjusted and shall be effective as of the actual 2008 Expansion Space Commencement Date, such that Tenant's base rent applicable to the 2008 Expansion Space shall be abated until the five (5) month anniversary of the 2008 Expansion Space Commencement Date.

Effective as of the 2008 Expansion Space Commencement Date, the Operating Expense Stop with respect to only the 2008 Expansion Space shall be redefined to be the actual Operating Expenses for the calendar year 2008; provided, however, the Operating Expense Stop applicable to the Revised Combined Premises shall not be modified. Commencing as of the 2008 Expansion Space Commencement Date and continuing throughout the Extension Term, Tenant shall continue to pay Tenant's Proportionate Share of Operating Expenses, including insurance costs, taxes, and operating expense charges, and any other amount due and payable under the Lease, in accordance with the terms of the Lease, provided Tenant's Proportionate Share shall be adjusted to reflect the 2008 Revised Premises as of the 2008 Expansion Space Commencement Date.

8.

Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection Tenant agrees to indemnify and save Landlord harmless from and against any and all claims, suits, liabilities,  costs, judgments  and  expenses,  including  reasonable attorneys' fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Fifth Amendment.  Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys' fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Fifth Amendment. Landlord expressly agrees and acknowledges that Landlord is responsible for the full payment of any leasing commissions due Broker pursuant to a separate written agreement with Broker.

9.

Extension Option. Tenant shall continue to have the right to extend the Extension Term with respect to the 2008 Revised Premises once for a period of five (5) years pursuant to the terms and conditions of Section 7 of the Second Amendment to Lease.

10.

Security Deposit. There is no additional security deposit for the 2008 Expansion Space.

However, prior to the execution of this Fifth Amendment, Tenant shall provide to Landlord for Landlord's review a copy of Tenant's financial statements for the most recent fiscal year and such financial statements shall be certified by a certified public accountant.

11.

Right of First Refusal. The 2008 Expansion Space is a portion of the right of first refusal space referenced in Section 10 of the Fourth Amendment. Pursuant to the terms of this Fifth Amendment, Landlord and Tenant acknowledge that Tenant no longer has any right of first refusal with respect to any space located on the second floor of the Building.

12.

Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Fifth Amendment as of the day and year first above written.

LANDLORD:

CANTERBURY HALL IC, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized agent

	By:	/s/ RICHARD J. JACAVINO
	Name:	Richard J. Jacavino
	Its:	Investment Director – Asset Management

	Date:	MAR 05 2008

By:
Name:
Its:

Date:

TENANT:

CLINFORCE, INC.
a Delaware corporation

	By:	/s/ TONY SIMS
	Name:	Tony Sims
	Its:	[illegible]

	Date:	2/19/2008